Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

MAN SANG INTERNATIONAL LIMITED
(Incorporated in Bermuda with limited liability)
(Stock Code: 938)

PROPOSED TRANSACTIONS WITH CONNECTED PERSONS
AND
RESUMPTION OF TRADING

This announcement is made in compliance with the disclosure requirements under Rule 13.09 of The Rules Governing the Listing of Securities (the “Listing Rules”) on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

Reference is made to the announcement of the Company dated 16 July 2009 regarding the suspension of trading in the ordinary shares of HK$0.10 each in the issued capital of the Company (the “Shares”) and certain proposed transactions (the “Proposed Transactions”) of the Group. Capitalised terms in this announcement shall have the same meaning as defined therein unless otherwise specified.

Pursuant to the Proposed Transactions, it is proposed that a subsidiary of the Company were to pledge certain of its property assets in the People’s Republic of China (“PRC”) as security for bank loans for several connected persons of the Company. However, as at the date of this announcement, the Board has decided not to proceed with the Proposed Transactions as relevant parties were unable to reach agreement on the final terms of the Proposed Transactions.

The Board wishes to emphasize that the Proposed Transactions have not been materialised. Shareholders and potential investors of the Company are urged to exercise caution when dealing in the securities of the Company and take note of the risks associated with their investment.

Resumption of Trading

At the request of the Company, trading in the Shares on the Stock Exchange was suspended from 2:30 p.m. on Thursday, 16 July 2009 pending the release of this announcement. Application has been made by the Company to the Stock Exchange for the resumption of trading in Shares on the Stock Exchange with effect from 9:30 a.m. on Tuesday, 21 July 2009.

As at the date of this announcement, the Board comprises three executive Directors, namely Mr. Cheng Chung Hing (Chairman), Mr. Cheng Tai Po (Deputy Chairman) and Ms. Yan Sau Man, Amy, and three independent non-executive Directors, namely Mr. Lee Kang Bor, Thomas, Mr. Kiu Wai Ming and Mr. Lau Chi Wah, Alex.

Hong Kong, 20 July 2009

By order of the board of
Man Sang International Limited
Pak Wai Keung, Martin
Company secretary